                                                                   Exhibit 5(b)


                     [Richard, Layton & Finger Letterhead]




                                 March 12, 1997


Fifth Third Capital Trust I and Fifth Third Capital Trust II
c/o Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, OH 45263

        Re: Fifth Third Capital Trust I and Fifth Third Capital Trust II

Ladies and Gentlemen:

        We have acted as special Delaware counsel for Fifth Third Bancorp, an Ohio corporation (the "Corporation"), and Fifth Third Capital Trust I and Fifth Third Capital Trust II, each of which is a Delaware business trust (each a "Trust" and, together, the "Trusts"), in connection with matters set forth herein. At your request, this opinion is being furnished to you.

        For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

        (a) The Certificate of Trust of each Trust, each dated as of March 5, 1997, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 5, 1997;

        (b) The Restated Certificate of Trust of each Trust, each dated as of March 10, 1997 (the documents in paragraphs (a) and (b) being collectively referred to as the "Certificates"), as filed in the office of the Secretary of State on March 10, 1997.

        (c) The Trust Agreements, each dated as of March 5, 1997, with respect to each Trust, each between the Corporation and Wilmington Trust Company, a Delaware banking corporation, as Trustee of each Trust;

        (d) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus (the "Prospectus"), relating to the Preferred Securities of a

Fifth Third Capital Trust I and Fifth Third Capital Trust II
March 12, 1997
Page 2

Trust, representing preferred undivided beneficial interests in the assets of such Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as filed by the Corporation and the Trusts with the Securities and Exchange Commission on March 6, 1997;

        (e) A form of Amended and Restated Trust Agreement, to be entered into among the Corporation, the trustees of each Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of each Trust (the "Trust Agreement" of the applicable Trust), filed as an exhibit to the Registration Statement; and

        (f) A Certificate of Good Standing for each Trust, dated March   ,
1997, obtained from the Secretary of State.

        Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that each Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust governed thereby, and that each Trust Agreement and the Certificates are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation,
(iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such

Fifth Third Capital Trust I and Fifth Third Capital Trust II
March 12, 1997
Page 3

documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by each Trust (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security required by it, in accordance with the Trust Agreement of such Trust and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the applicable Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1. Each Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C.
Section 3801, et seq.

        2. The Preferred Securities to be issued to the Preferred Security Holders have been duly authorized by the applicable Trust Agreement and will be duly and validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

        3. The Preferred Security Holders, as beneficial owners of a Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the applicable Trust Agreement.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the

Fifth Third Capital Trust I and Fifth Third Capital Trust II
March 12, 1997
Page 4

rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                                   Very truly yours,


                                                   /s/ RICHARDS, LAYTON & FINGER
                                                   -----------------------------
EAM/DKD